2014 Outlook Exhibit 1

Forward looking information
This presentation contains certain forward-looking statements and information relating to CEMEX, S.A.B.
de C.V. and its subsidiaries (collectively, “CEMEX”) that are based on its knowledge of present facts, expectations and projections, circumstances and assumptions about future events. Many factors could cause the actual results, performance or achievements of CEMEX to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others, changes in general economic, political, governmental, and business conditions globally and in the countries in which CEMEX operates, CEMEX’s ability to comply with the terms and obligations of the facilities agreement entered into with major creditors and other debt agreements, CEMEX’s ability to achieve anticipated cost savings, changes in interest rates, changes in inflation rates, changes in exchange rates, the cyclical activity of the construction sector generally, changes in cement demand and prices, CEMEX’s ability to benefit from government economic stimulus plans, changes in raw material and energy prices, changes in business strategy, changes in the prevailing regulatory framework, natural disasters and other unforeseen events and various other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or targeted. Forward-looking statements are made as of the date hereof, and CEMEX does not intend, nor is it obligated, to update these forward-looking statements, whether as a result of new information, future events or otherwise.
UNLESS OTHERWISE NOTED, ALL FIGURES ARE PRESENTED IN DOLLARS,
BASED ON INTERNATIONAL FINANCIAL REPORTING STANDARDS
Copyright CEMEX, S.A.B. de C.V. and its subsidiaries.

We expect mid-single-digit increases in consolidated volumes for cement, ready mix and aggregates
Cost of energy, on a per ton of cement produced basis, expected to be relatively flat from last year’s level
Total capital expenditures expected to be about US$645 million, US$505 million in maintenance capex and US$140 million in strategic capex
We expect working capital investment during the year to be similar to last year’s
We expect cash taxes to reach US$600-700 million
We expect a marginal reduction in our cost of debt, including our perpetual and convertible securities

2014 guidance

2014 expected outlook: Selected countries
Domestic gray cement Ready mix Aggregates
Volumes Volumes Volumes
Consolidated mid-single-digit growth mid-single-digit growth mid-single-digit growth
Mexico mid-single-digit growth
mid to high-single-digit
growth
mid to high-single-digit
growth
United States high-single-digit growth high-single-digit growth mid-single-digit growth
Germany 5% 3% 1%
Poland 4% 4% 4%
France N/A 2% 4%
UK 1% 2% 3%
Spain (9%) (6%) (16%)
Egypt (7%) 12% 35%
Colombia 8% 8% 8%
Panama (10%) (8%) (10%)
Costa Rica 6% 6% 6%
Philippines 6% N/A N/A